EXHIBIT 10.6

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT REQUESTED IS REQUESTED AND IS NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                               PATENT AND KNOW-HOW
                             ASSIGNMENT AND LICENSE
                                    AGREEMENT
                                  BY AND AMONG
                             DE MONTFORT UNIVERSITY
                                       AND
                                 SOMANTA LIMITED


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                                                CONFIDENTIAL TREATMENT REQUESTED

              Patent and know-how assignment and licence agreement

THIS AGREEMENT dated March 20, 2003 is between:

(1) DE MONTFORT UNIVERSITY ("De Montfort University") incorporated as an independent higher education corporation under the 1988 Education Reform Act and the Further and Higher Education Act 1992 whose principal address is The Gateway, Leicester LE1 9BH; and

(2) SOMANTIS LIMITED ("Somantis") a company incorporated in England and Wales whose registered office is at 1 Portland Place, London W1N 1DE, England.

RECITALS:

A. De Montfort University is the exclusive owner of the Patents and possesses related Know-how.

B. De Montfort University is willing to grant to Somantis and Somantis is willing to accept, an assignment of the Patents and a licence to use the Know-how, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1.       Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate             In relation to a Party, means any entity or person which
                      controls, is controlled by, or is under common control with that Party. For the purposes of this definition, "control" shall mean direct or indirect beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.

Agreement Year        A period of 365 days from and including the Commencement
                      Date, or from and including any anniversary of the Commencement Date or, in respect of any such period that includes a 29th February, 366 days.

Commencement Date     Such date, if any, as may be notified by Somantis to
                      De Montfort University in accordance with the provisions of clause 8.1.

Field                 The treatment of cancer.
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                                                CONFIDENTIAL TREATMENT REQUESTED

Parties De Montfort University and Somantis, and "Party" shall mean either of them.

Patents Any and all of the patents and patent applications referred to in Schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Royalty-bearing       Any and all products in the Field that are manufactured,
Products              sold or otherwise supplied by Somantis and are within any
                      Valid Claim of the Patents.

Territory             The World.

Valid Claim           A claim of a patent or patent application that has not
                      expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2.       Grant of rights

2.1 Assignment and Licence. On the Commencement Date subject to the provisions of this Agreement, De Montfort University hereby:

         (a)      Agrees to assign the Patents to Somantis; and

         (b) Grants Somantis an exclusive licence in the Field to use the Know-how, with the right to sub-license, to develop, manufacture, have manufactured, use and sell Royalty-bearing Products in the Field in the Territory.

2.2 Formal assignments and licences. The Parties shall execute such formal assignments and licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories; and in any event, at Somantis' request, De Montfort University shall execute an assignment in the form set out in
         Schedule 3. In the event of any conflict in meaning between any such assignment or licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal assignment(s) and licence(s) (if any) referred to above, the Parties shall so far as possible have the same rights and obligations towards one another as if such assignment(s) and licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3      Reservation of rights. De Montfort University reserves the non-exclusive right for itself, to use the Know-how and the Patents in
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                                                CONFIDENTIAL TREATMENT REQUESTED

         the Field for the purposes of academic, non-commercial research, subject to the confidentiality provisions set out in clause 3 below.

3.       Know-how and Confidential Information

3.1 Provision of Know-how. Upon Somantis's reasonable request, De Montfort University shall supply Somantis with all Know-how in its possession that De Montfort University is at liberty to disclose and has not previously been disclosed and which is reasonable necessary or desirable to enable Somantis to undertake the further development of the Royalty-bearing Products. The Know-how shall be subject to the confidentiality provisions of Clause 3.4 and De Montfort University shall be bound by such provisions as if the Know-how had been developed by Somantis and disclosed to De Montfort University hereunder. If it is agreed that any representative of De Montfort University shall travel to Somantis's premises in connection with such supply, Somantis shall reimburse all travel (at business class rates), accommodation and subsistence costs incurred.

3.2 Status of Know-how. Somantis acknowledges that the Know-how is at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together "Delivered Items") provided under this Agreement are provided "as is" and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, De Montfort University does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

3.3 Responsibility for development of Royalty-bearing Products. Somantis shall be exclusively responsible for the technical and commercial development and manufacture of Royalty-bearing Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty-bearing Products sold or supplied, and accordingly Somantis shall indemnify De Montfort University in the terms of Clause 7.3.

3.4      Confidentiality obligations. Each Party ("Receiving Party") undertakes:

         (a) to maintain as secret and confidential all Know-how and other technical or commercial information obtained directly or indirectly from the other Party ("Disclosing Party") in the course of or in anticipation of this Agreement and to respect the Disclosing Party's rights therein,

         (b) to use the same exclusively for the purposes of this Agreement, and

         (c) to disclose the same only to those of its employees, contractors and licensees or sublicensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.5 Exceptions to obligations. The provisions of Clause 3.4 shall not apply to Know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:
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                                                CONFIDENTIAL TREATMENT REQUESTED

         (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

         (b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

         (c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or licensees or sub-licensees; or

         (d) the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures; or

         (e) in the case of information disclosed by De Montfort University to Somantis, is disclosed to actual or potential customers for Royalty-bearing Products in so far as such disclosure is reasonably necessary to promote the sale or use of Royalty-bearing Products, provided that the customers sign a written confidentiality undertaking at least as restrictive as Clauses 3.4 and 3.5.

3.6 Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors and licensees or sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party's information to which Clause 3.4 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 3.4 and 3.5 and which apply to the Disclosing Party's information.

4.       Payments

4.1 Initial consideration. Within 30 days of the Commencement Date, Somantis shall:

         (a) pay De Montfort University the non-refundable, non-deductible sum of [CONFIDENTIAL TREATMENT REQUESTED]; and

         (b) pay De Montfort University an amount equal to those costs incurred by De Montfort University in entering the national/regional phase of the prosecution of the Patent together with all other costs incurred in the prosecution of the Patent between the date of this Agreement and the Commencement Date.

4.2 Somantis shall pay De Montfort University [CONFIDENTIAL TREATMENT REQUESTED] on the first successful completion of Phase I clinical trials of any of the Royalty-bearing Products (defined as a formal decision by Somantis or its licensee to commence Phase II trials).
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                                                CONFIDENTIAL TREATMENT REQUESTED

4.3 Somantis shall pay De Montfort University [CONFIDENTIAL TREATMENT REQUESTED] on the first successful completion of Phase II and III trials (defined as the completion of preparation of a dossier to allow a formal application for an NDA in the USA, or MAA in the European Union, to be made) of any of the Royalty-bearing Products.

4.4 Within 60 days of the date of this Agreement, Somantis shall issue to De Montfort University at nominal cost [CONFIDENTIAL TREATMENT REQUESTED] such number of fully paid-up ordinary shares in Somantis Ltd as represents [CONFIDENTIAL TREATMENT REQUESTED] of the authorised share capital of Somantis at the date of such issue. At the date of this Agreement, the authorised share capital of Somantis is 100 million shares each of 0.1p par value.

4.5      All sums due under this Agreement:-

         (a) are exclusive of Value Added Tax which where applicable will be paid by Somantis to De Montfort University in addition;

         (b) shall be paid in pounds sterling by cheque or direct credit transfer made payable to:

                  De Montfort University
                  Account No 87269171
                  Sort Code 60:60:06

                  National Westminster Bank Plc
                  Leicester City Branch
                  14-16 Haymarket
                  Leicester
                  LE1 3NT

         (c) shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as Somantis is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, at the expense of De Montfort University, to avoid deducting such taxes and to obtain double taxation relief. If Somantis is required to make any such deduction it shall provide De Montfort University with such certificates or other documents as it can reasonably obtain to enable De Montfort University to obtain appropriate relief from double taxation of the payment in question; and

         (d) shall be made by the due date, failing which De Montfort University may charge interest on any outstanding amount on a daily basis at a rate equivalent to [CONFIDENTIAL TREATMENT REQUESTED] above the National Westminster Bank plc base lending rate then in force.
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                                                CONFIDENTIAL TREATMENT REQUESTED

4.7      Records

4.7.1 Somantis shall keep at its normal place of business detailed and up to date records and accounts showing the stage of development of Royalty-bearing Products and the quantity, description and value of Royalty-bearing Products sold by it, and the amount of sublicensing revenues received by it in respect of Royalty-bearing Products, on a country by country basis, and being sufficient to ascertain any payments due under this Agreement.

4.7.2 Somantis shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by De Montfort University for the purpose of verifying the accuracy of any statement or report given by Somantis to De Montfort University under this clause 4. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to De Montfort University only such details as may be necessary to report on the accuracy of Somantis's statement or report. De Montfort University shall be responsible for the accountant's charges.

4.7.3 Somantis shall ensure that De Montfort University has the same rights as those set out in this Clause 4.7 in respect of any licensee or licence or sublicencee of Somantis that is licensed or sub-licensed under the Patents and/or Know-how pursuant to this Agreement.

5.       Commercialisation

5.1 Somantis shall use commercially best efforts to develop and commercially exploit Royalty-bearing Products.

5.2 Without prejudice to the generality of Somantis's obligations under Clause 5.1, Somantis shall provide at least annually to De Montfort University an updated, written development plan, showing all past, current and projected activities taken or to be taken by Somantis to bring Royalty-bearing Products to market and sell Royalty-bearing Products worldwide.

6.       Intellectual property

6.1 Obtain and maintain the Patents. Somantis shall at his own cost and expense:

         (a) co-operate with De Montfort University and endeavour to obtain and maintain valid patents in the name of Somantis pursuant to each of the patent applications listed in Schedule 1 so as to secure the broadest monopoly reasonably available; and

         (b) pay all renewal fees in respect of the Patents as and when due;

         provided that if Somantis wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) it shall give 6 months' prior written notice to De Montfort University and on the expiry of such notice period Somantis shall assign back to De Montfort University without charge the patent application or patent identified in the notice.
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                                                CONFIDENTIAL TREATMENT REQUESTED

6.2      Infringement of the Patents

6.2.1 Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

6.2.2 If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then Somantis shall be entitled to take action against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action, after reimbursing De Montfort University for any reasonable expenses incurred in assisting it in such action. De Montfort University shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense. If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with De Montfort University's other licensees (if any) in relation to any such action.

6.3      Infringement of third party rights

6.3.1 If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Assigned Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

6.3.2 Somantis shall have the right but not the obligation to defend such suit to the extent that it relates to the Field, and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of De Montfort University must be obtained before taking such action or making such settlement.

6.3.3 Somantis shall be entitled to deduct from monies payable under this Agreement any sums paid to third parties (including without limitation damages, payments in settlement of litigation) and costs and expenses incurred in relation to any alleged or actual infringement of third party rights in the manufacture, use or sale of any Royalty Bearing Products.

7.       Warranties and liability

7.1 Warranties by Owner. De Montfort University warrants, represents and undertakes as follows:

         (a) subject to Clause 7.3, it is entitled to assign the Patents and license the Know-how to Somantis as provided for in this Agreement.
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         (b)      it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things in the Field, if to do so would be inconsistent with the exercise by Somantis of the rights granted to it under this Agreement, namely:

                  (i) grant or agree to grant any right, title or interest in the Patents or the Know-how or any improvements thereto; or
                  (ii) assign, mortgage, charge or otherwise transfer any of the Patents or Know-how or (subject to clause 9.3 below) any of its rights or obligations under this Agreement.

7.2      No other warranties

7.2.1 Each of Somantis and De Montfort University acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.2.2 Without limiting the scope of Clause 7.2.1, De Montfort University does not give any warranty, representation or undertaking:-

(a)               as to the efficacy or usefulness of the Patents or Know-how;
                  or

(b) that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

(c) that the use of any of the Patents or Know-how, the manufacture, sale or use of the Royalty-bearing Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

(d) that the Know-how or any other information communicated by De Montfort University to Somantis under or in connection with this Agreement will produce Royalty-bearing Products of satisfactory quality or fit for the purpose for which Somantis intended; or

(e) as imposing any obligation on De Montfort University to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

(f) as imposing any liability on De Montfort University in the event that any third party supplies Royalty-bearing Products to customers located in the Territory.

7.3 Indemnity. Somantis shall indemnify De Montfort University against any loss, damages, costs or expenses which are awarded against or incurred by De Montfort University as a result of any claim or threatened claim concerning the use by Somantis or any of its licensees or sublicencees of the Patents or Know-how or otherwise in connection with the
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         manufacture, use or sale of or any other dealing in any of the
         Royalty-bearing Products by Somantis or its Affiliates any of its licensees or sublicencees.

7.4 Liability. Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

8.       Duration and Termination

8.1      Commencement and Conditions

8.1.1 This Agreement, including the assignment and licence granted hereunder to Somantis, shall come into effect on such date (if any) as Somantis shall notify to De Montfort University in accordance with this clause
         8.1 (the "Commencement Date"). Such notification may be given at any time on or before 1 September 2002, but may only be given if Somantis shall have received at least (pound)1,000,000 (one million pounds sterling) by way of proceeds from a subscription for shares in Somantis.

8.1.2    During the period between the date of this Agreement and the earlier of
         (a) the Commencement Date and (b) 1 December 2004, De Montfort University shall not enter into any agreement or discussions with any other person in relation to the assignment or licensing of any or all of the Patents and the Know-how.

8.1.3

8.2 Termination by expiry. Unless terminated earlier in accordance with this Clause 8, this Agreement and the licence or sub-licences granted hereunder shall continue in force until the date on which all the Patents have expired or been revoked without a right of further appeal, and on such date this Agreement and the licences granted hereunder shall terminate automatically by expiry.

8.3      Early termination

8.3.1 Somantis may terminate this Agreement at any time on 90 days notice in writing to De Montfort University.

8.3.2 Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party ("Other Party"), such notice to take effect as specified in the notice:-

         (a) if the Other Party is in breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

         (b) if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent
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                  amalgamation or reconstruction), or if an administrator,
                  administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party's assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

8.3.3 De Montfort University may forthwith terminate this Agreement by giving written notice to Somantis if Somantis or its Affiliate or licensee or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Patents.

8.3.4 De Montfort University may terminate the Agreement forthwith if any of the payments due and payable under clause 4 of the Agreement are not made within 60 days of Somantis receiving from De Montfort University notice of default in making such a payment, such notice to refer to this clause 8.3.4 and to De Montfort University's intention to terminate this Agreement if the payment is not made; and in the event of such termination Somantis shall re-assign all Patent Applications to De Montfort obligation-free and without charge.

8.3.5 Either party may on giving to the other Party of not less than 10 days' written notice prior to 1st December 2004 terminate the Agreement as at the 1st December 2004 if the Parties agree (such agreement to be entirely at each Party's discretion) that:

         (a) Royalty-bearing Products are unlikely to arise from pursuance of the Agreement; or

         (b) it is unlikely that such Royalty-bearing Products will enter Clinical Trials prescribed for under clause 4 above; or

         (c) for any other reason the objects of this Agreement cannot be commercially achieve;

         in which event the Parties shall have no further obligations to one another under this Agreement other than their continuing obligations under clauses 3.4 to 3.6 in respect of information disclosed prior to the date of termination.

8.4      Consequences of termination

8.4.1 Upon termination of this Agreement by expiry under clause 8.2 above, Somantis shall have the non-exclusive right to use the Know-how without charge or other obligation to De Montfort University.

8.4.2 Upon termination of this Agreement for any reason otherwise than in accordance with Clause 8.2 or 8.3.5:

         (a) Somantis and its licensee sub-licencees shall be entitled to sell, use or otherwise dispose of any unsold or unused stocks of the Royalty-bearing Products;

         (b) subject to paragraph (a) above, Somantis shall no longer be entitled as assignee or licensee to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so
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                  far and for as long as any of the Patents remains in force, or the Know-how, and any licence or sub-licences granted by Somantis shall automatically terminate;

         (c) subject to paragraph (a) above, Somantis shall re-assign the Patents to De Montfort University;

         (d) the provisions of clauses 3.4 to 3.6 (in respect of information disclosed prior to termination), 4 (in respect of payments becoming due prior to termination), 7 and 9 shall continue in force; and

         (e) subject as provided in this Clause 8.3.2 and 8.3.3 and 8.3.4, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

8.4.3 Upon termination of this Agreement for any reason and at De Montfort University's request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms under which Somantis would:

         (a) transfer to De Montfort University exclusively all clinical and other data relating to the development of Royalty-bearing Products;

         (b) to the extent possible, seek to have any product licences, pricing approvals and other permits and applications transferred into the name of De Montfort University or its nominee;

         (c) grant De Montfort University an exclusive, worldwide licence, with the rights to grant licence or sub-licences, under any improvements and other intellectual property owned or controlled by Somantis relating to the Royalty-bearing Products; and

         (d) grant De Montfort University or its nominee the right to continue to use any product name that had been applied to the Royalty-bearing Products prior to termination of this Agreement.

8.4.4 If the Parties are unable to agree the terms of an agreement as described in Clause 8.4.3 within 90 days of De Montfort University requesting the negotiation of such an agreement, either Party may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

9.       General

9.1 Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation
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         labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.2 Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of De Montfort University and Somantis.

9.3      Assignment and third party rights.

9.3.1 Except as provided in clause 9.3.2, neither Party may assign or transfer any or all of its rights and obligations hereunder.

9.3.2 Either Party may assign all its rights and obligations under this Agreement together with its rights in the Patents and the Know-how to any company to which it transfers all or part of its assets or business, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement.

9.4 Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

9.5 Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but other wise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

9.6 No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

9.7      Interpretation. In this Agreement:

         (a) the headings are used for convenience only and shall not affect its interpretation;

         (b) references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

         (c) references to Clauses and Schedules mean clauses of, and schedules to, this Agreement; and

         (d) references to the grant of "exclusive" rights shall mean that the person granting the rights shall neither grant the same rights (in the same Field and Territory) to any other person, nor exercise those rights directly to the extent that and for as long as the Royalty-bearing Products are within Valid Claims of unexpired Patents.

9.8      Notices
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                                                CONFIDENTIAL TREATMENT REQUESTED

9.8.1 Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause
         9.8. The fax numbers of the Parties are as follows: De Montfort University - 0116 257 7142; Somantis - 0207 299 9482 .

9.8.2 Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

9.9 Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

9.10 Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.11 Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

9.12 Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

AGREED   by the parties through their authorised signatories:-

For and on behalf of                      For and on behalf of
DE MONTFORT UNIVERSITY                    SOMANTIS LIMITED


/s/ J. SIMONS                             /s/ AGAMEMNON A. EPENETOS
------------------------------------      --------------------------------------
signed                                    signed

J. Simons                                 Agamemnon A. Epenetos
------------------------------------      --------------------------------------
print name                                print name

                                          CEO
------------------------------------      --------------------------------------
title                                     title

20/3/03                                   20/3/03
------------------------------------      --------------------------------------
date                                      date

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   Schedule 1
                                   The Patents


International Patent Classification [CONFIDENTIAL TREATMENT REQUESTED]

International Filing Date [CONFIDENTIAL TREATMENT REQUESTED]

Priority Date:    [CONFIDENTIAL TREATMENT REQUESTED]

Applicant: De Montfort University , Leicester

Title: [CONFIDENTIAL TREATMENT REQUESTED]

International Publication Number: [CONFIDENTIAL TREATMENT REQUESTED]

International Publication Date: [CONFIDENTIAL TREATMENT REQUESTED]]

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   Schedule 2
                              Appointment of expert

1. Pursuant to Clause 8.4.4, De Montfort University may serve notice on Somantis ("Referral Notice") that it wishes to refer to an expert (the "Expert") the questions set out in Clause 8.4.4.

2. The parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, the questions shall be referred to an expert appointed by the President of Law Society of England and Wales.

3. 60 days after the giving of a Referral Notice, both parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4. Each party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side's statement of case of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the Expert.

5. The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.       The Expert's decision shall be final and binding on the parties.

7.       The Expert's charges shall be borne equally by the parties.